EXHIBIT 99.(a)

NEWS RELEASE
Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023



Florida Progress Corporation reports slight increase in second-quarter earnings


ST. PETERSBURG, Fla. (July 20, 1995) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported second-quarter earnings of $55.2 million, or 58 cents per share, compared with $53.7 million, or 58 cents a share, earned a year ago. Revenues for the quarter totaled $742.9 million, compared with $693.2 million for the same three-month period in 1994.

Florida Power, the largest subsidiary of Florida Progress, earned $50.6 million, or 53 cents per share, on revenues of $550.5 million in this year's second quarter, compared with earnings of $47.6 million, or 51 cents a share, on revenues of $517 million for the same three-month period a year ago.

Retail kilowatt-hour sales at Florida Power increased by 4.6 percent in the second quarter of 1995, compared with the prior-year quarter. Customer growth of about 2 percent and a stronger economy contributed to the improved energy sales.

Second-quarter 1995 earnings benefited from savings that have resulted from cost-control initiatives at the utility. Partially offsetting higher energy sales and cost-reduction efforts were increased expenses for purchased power capacity costs, nuclear decommissioning, depreciation, and property taxes during the quarter.

In January 1995, the Florida Public Service Commission ordered Florida Power to begin a three-year test of a revenue decoupling plan for its residential sales. The plan separates, or decouples, revenues from energy sales. Decoupling is designed to reconcile, or "true up," the revenues to an authorized target level.

As a result, abnormal weather variances will no longer impact earnings with respect to residential revenues. Although retail kilowatt-hour sales for the second quarter of 1995 were higher due to the unusually hot temperatures, the decoupling mechanism eliminated the earnings impact of this extreme weather. Residential revenues would have been about $13 million higher in the second quarter of 1995 if not for revenue decoupling.

Diversified earnings were $4.6 million, or 5 cents per share, in the quarter compared with $6.1 million, or 7 cents a share, earned last year. Earnings from Electric Fuels Corporation were lower than the same period in 1994, primarily due to its marine transportation business.

Florida Progress (NYSE: FPC) is a Fortune 500 diversified utility holding company with assets of $5.7 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.

                                                Three Months Ended          Twelve Months Ended
                                                    June 30                      June 30

                                              1995            1994           1995             1994

                                          -----------    ------------    -------------   -------------
Revenues                                 $742,900,000   $693,200,000    $2,885,200,000  $2,734,800,000
Net Income                               $ 55,200,000   $ 53,700,000    $  223,600,000  $  209,400,000

                                          ===========    ===========     =============   =============

Earnings Per Share (EPS):
Florida Power Corporation                      $  .53         $  .51         $ 2.13         $ 2.11
Diversified Operations                            .05            .07            .22            .22
                                                -----          -----          -----           -----
Consolidated                                   $  .58         $  .58         $ 2.35          $ 2.33
                                                =====          =====          =====           =====


Average Common
   Shares Outstanding                      95,593,233     92,310,976       95,089,128      89,987,539

